Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Karen L. VanDerBosch
Chief Financial Officer
MakeMusic, Inc.
(952) 906-3690
kvanderbosch@makemusic.com
MAKEMUSIC, INC. REPORTS 2010 THIRD QUARTER RESULTS
6% Increase in Nine-Month Revenue Compared to Prior Year
Minneapolis — November 3, 2010 — MakeMusic, Inc. (NASDAQ: MMUS) today announced financial results for the three months and nine months ended September 30, 2010. Net revenues for the three and nine months ended September 30, 2010 were $4,529,000 and $12,306,000, a 4% and 6% increase, respectively, compared to $4,346,000 and $11,661,000 for the same respective periods last year. The company also announced for the three and nine months ended September 30, 2010 net income of $241,000 and $76,000, or $0.05 and $0.02 per basic and diluted share, respectively. These results represent a decrease over the reported net income of $579,000 and $343,000, or $0.12 and $0.07 per basic and diluted share, respectively, for the same periods last year. Income tax expense was $196,000 and $82,000, respectively, for the three and nine-month periods ended September 30, 2010 compared to no income tax expense recognized in the comparable periods of 2009, which contributed to the decline in net income.
SmartMusic® subscriptions increased to 158,574 as of September 30, 2010, a 29% increase over the September 30, 2009 subscription count of 122,577. SmartMusic subscription and accessory revenue continues to represent an increasing share of the company’s revenue and was $1,825,000 for the three months ended September 30, 2010, a 20% increase over $1,524,000 for the three months ended September 30, 2009. Subscription and accessory revenue was $4,572,000 for the nine months ended September 30, 2010, a 19% increase over $3,830,000 during the same period in 2009. Total SmartMusic revenue represented 40% and 37%, respectively, of the company’s total revenue in the three and nine-month periods ended September 30, 2010 compared to 35% and 33%, respectively, during the three and nine-month periods ended September 30, 2009.
The following table illustrates the net new SmartMusic subscription data for the nine months ended September 30, 2010:

						Net New
						Subscriptions
12/31/2009		Renewed			9/30/2010	9 months ended
Subscriptions	New Subscriptions	Subscriptions	Renewal Rate	Subscriptions Ended	Subscriptions	9/30/2010
133,782	40,807	76,782	83%	92,797	158,574	24,792

MakeMusic, Inc.
Quarter and Nine-Month Results as of September 30, 2010

Renewed subscriptions are defined as those subscriptions that customers purchase within the two-month period after their prior subscription ended. Because of changes to the start of school from year to year as well as fluctuations in the date that music teachers implement their curriculum, subscribers may have a delay of up to two months in renewing their subscription.
Total SmartMusic educator accounts reached 9,312 as of September 30, 2010, a 3% increase over the 9,003 educator accounts in the prior year. The number of educators that had issued a SmartMusic assignment decreased 8%, from 1,178 as of September 30, 2009 to 1,085 as of September 30, 2010. The number of SmartMusic Gradebook™ teachers, defined as teachers who deliver and manage SmartMusic student assignments to 50 students or more, was 415 as of September 30, 2010. As of September 30, 2009, the company reported 453 Gradebook teachers. The number of Gradebook teachers reflects an 8% annual decrease. Gradebook statistics are slightly behind last year due to timing of the August 12, 2010 release, as compared to the July 28, 2009 release, of the Gradebook feature and the requirement for teachers to convert to the new, upgraded version which has delayed the initial set-up for some existing teachers. The number of SmartMusic site agreements increased from 322 as of December 31, 2009 to 466 as of September 30, 2010.
Notation revenue decreased by $118,000, to $2,704,000, during the third quarter of 2010, compared to $2,822,000 for the same period last year, and decreased by $97,000, to $7,734,000, during the nine months ended September 30, 2010, compared to $7,831,000 for the same period last year. Notation revenue for the third quarter and for the first nine months of 2010 decreased compared to the respective prior year periods due to reductions in our retail channel sales, partially offset by stronger direct sales of our Finale® products and downloads.
Gross profit for the three-month period ended September 30, 2010 increased to $3,751,000, or 83% of revenues, a $134,000 increase compared to the three months ended September 30, 2009 and improved by $405,000, to $10,306,000, or 84% of revenues for the nine months ended September 30, 2010, compared to the same period in 2009. The increase in gross profit dollars resulted from the increase in SmartMusic revenue.
Operating expenses for the three-month period ended September 30, 2010 increased by $272,000, to $3,330,000, and increased by $596,000, to $10,204,000, for the nine months ended September 30, 2010, compared to the same respective periods in 2009. These planned increases, primarily in development, were due to an increase in contractor labor to support the release of Finale 2011 and the release of SmartMusic 2011, which included enhanced SmartMusic Gradebook functionality. Additionally, the company added sales and marketing staff to support its strategic initiatives.

MakeMusic, Inc.
Quarter and Nine-Month Results as of September 30, 2010

Total cash increased by $870,000 during the nine months ended September 30, 2010, to $9,813,000 as of September 30, 2010. The increase in cash during the first nine months of the year is primarily due to the increased number of SmartMuisc subscriptions, which increases the company’s deferred revenue and cash flow derived from operating activities. Cash of $367,000 was used during the first nine months of 2010 for investing activities relating to development activities, primarily to expand SmartMusic repertoire. By comparison, during the first nine months of 2009, $448,000 was used in such investing activities. Cash provided by financing activities was $122,000 during the first nine months of 2010 compared to $41,000 during the first nine months of 2009. Cash provided from financing activities included $167,000 received from the exercise of stock options during the first nine months of 2010 compared to $86,000 in the same period of 2009.
CEO Ron Raup commented on third quarter results, “We released SmartMusic 2011 during the third quarter and saw continued positive momentum in the subscription growth. During the month of September 2010, we experienced the largest single month increase in subscriptions in the history of SmartMusic. Notation sales softened during the quarter due to declines in retail channel sales while our direct sales of our Finale products remained strong compared to the third quarter of last year. The increase in operating expenses during the quarter was expected due to Gradebook enhancements included the release of SmartMusic 2011.”
The company will be hosting a conference call today, November 3, 2010, at 3:30 p.m. CST to discuss these results. Participants should call 877-840-1316 and reference Conference ID Number 18804316. A replay of the conference call will be available through November 12, 2010. To access this replay, please dial 800-642-1687 or 706-645-9291.
About MakeMusic, Inc.
MakeMusic®, Inc., a Minnesota corporation, is a world leader in music technology whose mission is to develop and market solutions that transform how music is composed, taught, learned and performed. For more than 20 years, Finale® has been the industry standard in music notation software. It has transformed the process by which composers, arrangers, musicians, teachers, students and publishers create, edit, audition, print and publish musical scores. Additionally, MakeMusic is the creator of SmartMusic®, the complete practice tool for band, orchestra and voice and the SmartMusic Gradebook™, the web-based student grading and records management system. Further information about the Company can be found at www.makemusic.com.
Cautionary Statements
Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate to our expectation that SmartMusic revenue will continue to represent an increasing share of our revenue and can generally otherwise be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for MakeMusic include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, our ability to successfully implement our marketing and sales strategies, , and those factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We do not intend to update publicly or revise any forward-looking statements.
Financial Tables Follow:
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MakeMusic, Inc.
Condensed Statements of Operations
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	3 Months		9 Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Notation revenue	$2,704	$2,822	$7,734	$7,831
SmartMusic revenue	1,825	1,524	4,572	3,830

NET REVENUE	4,529	4,346	12,306	11,661

COST OF REVENUES	778	729	2,000	1,760

GROSS PROFIT	3,751	3,617	10,306	9,901

OPERATING EXPENSES:
Development expenses	1,336	1,220	4,060	3,728
Selling and marketing expenses	1,225	1,024	3,459	3,174
General and administrative expenses	769	814	2,685	2,706

Total operating expenses	3,330	3,058	10,204	9,608

INCOME FROM OPERATIONS	421	559	102	293

Other, net	16	23	56	55

Net income before income tax	437	582	158	348

Income tax expense	196	3	82	5

Net Income	$241	$579	$76	$343

Income per common share:
Basic	$0.05	$0.12	$0.02	$0.07
Diluted	$0.05	$0.12	$0.02	$0.07

Weighted average common shares outstanding:
Basic	4,867,663	4,698,562	4,818,383	4,668,497
Diluted	4,974,772	4,794,315	4,923,507	4,766,535
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MakeMusic, Inc.
Condensed Balance Sheets
(In thousands of U.S. dollars, except share data)

	September 30,
	2010	December 31,
	(Unaudited)	2009
Assets
Current assets:
Cash and cash equivalents	$9,813	$8,943
Accounts receivable (net of allowance of $35 and $33 in 2010 and 2009, respectively)	1,461	1,277
Inventories	348	386
Deferred income taxes, net	1,587	1,587
Prepaid expenses and other current assets	363	294

Total current assets	13,572	12,487

Property and equipment, net	372	533
Capitalized software products, net	2,511	2,645
Goodwill	3,630	3,630
Long term deferred income taxes, net	898	977
Other non-current assets	3	6

Total assets	$20,986	$20,278

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of capital lease obligations	40	$61
Accounts payable	636	726
Accrued compensation	1,157	1,167
Other accrued liabilities	250	297
Post contract support	132	132
Reserve for product returns	264	414
Deferred revenue	3,352	2,913

Total current liabilities	5,831	5,710

Capital lease obligations, net of current portion	4	30
Other long term liabilities	0	8

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 10,000,000 Issued and outstanding shares — 4,885,003 and 4,756,891 in 2010 and 2009, respectively	49	48
Additional paid-in capital	66,524	65,980
Accumulated deficit	(51,422)	(51,498)

Total shareholders’ equity	15,151	14,530

Total liabilities and shareholders’ equity	$20,986	$20,278

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MakeMusic, Inc.
Condensed Statements of Cash Flows
(In thousands of U.S. dollars)
(Unaudited)

	9 Months
	Ended September 30,
	2010	2009
Cash flows from operating activities
Net income	$76	$343
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of capitalized development costs	758	702
Gain on disposal of assets	(1)	(7)
Deferred income taxes, net	79	0
Share based compensation	325	242
Net changes in assets and liabilities:
Accounts receivable	(184)	120
Inventories	38	(106)
Prepaid expenses and other current assets	(69)	(45)
Accounts payable	(90)	166
Accrued liabilities and product returns	(202)	(108)
Deferred revenue	477	225

Net cash provided by operating activities	1,207	1,532

Cash flows from investing activities
Purchases of property and equipment	(93)	(196)
Proceeds from disposal of property and equipment	1	9
Capitalized development	(367)	(448)

Net cash used in investing activities	(459)	(635)

Cash flows from financing activities
Payments on capital leases	(45)	(45)
Proceeds from exercise of options	167	86

Net cash provided by financing activities	122	41

Net increase in cash and cash equivalents	870	938
Cash and cash equivalents, beginning of period	8,943	6,592

Cash and cash equivalents, end of period	$9,813	$7,530

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